Exhibit 10.7

[GRAPHIC]

OFFER LETTER

March 4, 2005

Mr. Vikram Jog

Dear Vikram,

I am pleased to offer you a position with Expression Diagnostics, XDx, Inc. (the “Company”) as Chief Financial Officer, reporting to Pierre Cassigneul, the Company’s President and CEO. Your full-time employment with the Company will commence April 18, 2005.

Effective upon commencement of your full-time employment at the Company you will receive a monthly salary of $20,834.00, which will be paid in accordance with the Company’s normal payroll procedures. As a Company employee, you are also eligible to receive certain employee benefits pursuant to the terms of Company benefit plans as they may exist from time to time.

Effective upon commencement of your full-time employment at the Company you will receive a one-time sign in bonus in two payments. The first payment of $25,000 will be made with your first monthly salary payment. The second payment of $75,000 will be paid on or before December 31, 2005.

In recognition of your past experience, the Company grants you four weeks of vacation per year which will begin to accrue on day one of your employment at the Company.

Subject to the approval of the Board of Directors of the Company, you will be granted an option to purchase 243,000 shares of the Company’s Common Stock (approximately 1.35% of the total shares post Series D close). This option shall vest, subject to your continued employment with the Company, as to one forty-eighth (l/48th) of the total number of shares subject to the option at the end of each calendar month. The shares subject to the option may be purchased prior to vesting subject to execution of a stock restriction agreement entitling the Company to repurchase unvested shares at cost upon termination of employment. Details of the price of these options will be provided in your stock option grant and determined by the board of directors.

750 Gateway Boulevard   Suite H   South San Francisco   California 94080   tel 650 624 0120    fax 650 624 0125   www.xdx.com

Additionally, starting in 2006, you may be eligible to participate in a special incentive plan if certain conditions are met. The Board of Directors of XDx is considering the implementation of incentive bonus plan in 2006 for the members of the Operating Committee (CEO, CFO, CSO and VPs) which may have cash and stock components and a value of up to 30% of your base salary contingent upon reaching all quantified targets such as sales, number of customers, days of sales outstanding, profitability, and other metrics. The bonus plans will be devised to maximize the company value and give you incentive to contribute to the value creation. However there is no assurance when or if such a plan will be implemented.

If the Company ceases operations or you are terminated without “Cause” or resign for “Good Reason” during the first twenty four (24) months of your employment, you will be eligible to receive up to eighteen (18) months of your base salary, to be paid in equal monthly payments for 18 months or until you are employed by another company at a comparable salary level, whichever comes first, and to receive COBRA coverage at Company expense for the same period. Such benefits will be contingent upon you entering into a standard form release of claims against the Company and its affiliates.

For purposes of this agreement, “Cause” shall mean (i) an act of dishonesty made by you in connection with your responsibilities as an employee, (ii) your conviction of, or plea of nolo contendere to, a felony, (iii) your gross misconduct or (iv) your continued failure to perform substantially your employment duties (other than any such failure resulting from your incapacity due to physical or mental illness) after you have received a written demand for performance from the CEO of the company which sets forth the factual basis for the Company’s belief that you have not substantially performed your duties.

“Good Reason” shall include any of the following, all without “Cause”: (i) removal from your position as CFO, (ii) substantial reduction in the nature or scope of the duties, powers, authority, functions, or responsibilities assigned to you, (iii) reduction in your base salary or paid vacation days unless the reductions are part of a general reduction in salary and/or paid vacation for employees in similar position, (iv) greater than a 30 mile change in your principal place of business without your express written consent. However, you may not terminate for Good Reason unless you have given the Company written notice of your intent to terminate, and the Company does not within thirty (30) days correct the circumstances constituting Good Reason.

You should be aware that your employment with the Company is for no specified period and constitutes at will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause.

If a Change in Control occurs and you are terminated without “Cause”, or resign for “Good Reason”, within thirty-six months after the date of the Change in Control, the Company or its successor shall (i) pay you severance consisting of continued salary for up to twelve (12) months from the date of termination or until you are employed by another company at a comparable salary level, whichever comes first, (ii) provide COBRA coverage at Company expense during the same period and (iii) vest all your remaining stock options. Such payment shall terminate all of the Company’s and Employee’s rights and obligations under this offer letter. Such benefits will be contingent upon you entering into a standard form release of claims against the Company (or its successor) and its affiliates.

A “Change in Control” shall be deemed to have occurred if and when, with or without the approval of the Company, as the result of a tender offer, merger, consolidation, sale of assets, or contested election, or any combination of such transactions, those who were stockholders of the Company immediately prior to such transaction hold less than a majority of the voting stock of the surviving entity immediately after the transaction. For sake of clarity, a “Change of Control” shall not include an equity financing.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

As a condition to your employment with the Company, you will be required to sign the Company’s standard Arbitration Agreement and Employment, Confidential Information, and Invention Assignment Agreement, a copy of which is enclosed.

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case.

Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association in Santa Mateo County, California.

To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below, sign the enclosed Arbitration Agreement and Employment, Confidential Information, and Invention Assignment Agreement, and return them to XDx in the enclosed envelope. A duplicate original offer letter is enclosed for your records. This letter, along with the Employment, Confidential Information, and Invention Assignment Agreement, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral.

This letter may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. This letter may not be modified or amended except by a written agreement, signed by the Company and by you.

On behalf of all of us at XDx I would like to welcome you on board. We look forward to working with you at XDx, Inc and together improve patient care by developing molecular diagnostics that translate an individual’s immune status into clinically actionable information.

Sincerely,

XDx, Inc.

/s/ Pierre Cassigneul
Pierre Cassigneul President and CEO

ACCEPTED AND AGREED TO this

31st day of March, 2005

/s/ Vikram Jog
Vikram Jog